Exhibit 3.1

AMERICAN HOUSING REIT INC.

ARTICLES SUPPLEMENTARY

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of American Housing REIT Inc., a Maryland corporation (the “Company”), is hereby amended to provide that, at the Effective Time (as defined below), every 150 shares of Common Stock, $0.001 par value per share, of the Company, which were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Common Stock, with any fractional share rounded up to the nearest whole share.

SECOND: The par value per share of the Common Stock upon the Effective Time shall be $0.01 per share.

THIRD: The amendment to the Charter of the Company as set forth above has been duly approved by a majority of the Board of Directors of the Company as required by the Maryland General Corporation Law (the “MGCL”) and by the stockholders holding a majority of the outstanding shares of Common Stock of the Company pursuant to the MGCL and the Company’s Charter.

FOURTH: As of May 27, 2014, there were 41,088,295 shares of Common Stock issued and outstanding.  After the Effective Time, there will be 273,946 shares of Common Stock issued and outstanding.

FIFTH: There has been no increase or decrease in number of authorized shares of capital stock of the Company effected by the amendment to the charter of the Company as set forth above.

SIXTH:  These Articles Supplementary shall be effective at 12:01 a.m. Eastern Time on July 18, 2014 (the “Effective Time”).

SEVENTH: The undersigned Chief Executive Officer acknowledges these Articles Supplementary to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer on this 16th day of July, 2014.

AMERICAN HOUSING REIT INC.
ATTEST:

/s/Tong Wan Chan	/s/ Conn Flanigan
Tong Wan Chan, Director	Name: Conn Flanigan
Title: Chief Executive Officer